Exhibit 10.4

BAKKT, INC.

2026 INDUCEMENT PLAN

STOCK OPTION AGREEMENT

NOTICE OF STOCK OPTION GRANT

Unless otherwise defined herein, the terms defined in the Bakkt, Inc. 2026 Inducement Plan (the “Plan”) will have the same meanings in this Stock Option Agreement which includes the Notice of Stock Option Grant (the “Notice of Grant”), the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, and all other exhibits, appendices, and addenda attached hereto (the “Award Agreement”).

The Award is granted by the Committee as a material inducement to Grantee’s entering into Employment with the Company or its Subsidiaries pursuant to the Inducement Rules, including Section 303A.08 of the NYSE Listed Company Manual, and is intended to constitute an employment inducement award exempt from the stockholder approval requirements thereof; this Award Agreement shall be interpreted accordingly. By accepting this Award, Grantee represents that Grantee is an Eligible Individual and has not previously been an employee or director of the Company or any Subsidiary (or, if previously employed, has had a bona fide period of interruption of employment), and acknowledges that the Award is an inducement material to Grantee’s entering into Employment with the Company or its Subsidiaries.

Grantee Name:	<<Grantee>>

The undersigned Grantee has been granted an Award of Options, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Number of Shares Subject to Option:	<<Grant Number>>

Option Exercise Price per Share:	<<Exercise Price>>

Date of Grant:	<<Date of Grant>>

Vesting Commencement Date:	<<Vesting Commencement Date>>

Expiration Date:	<<Expiration Date>>

Vesting and Exercisability Schedule:

Vesting Date(s): This Award shall vest and become exercisable on the date(s) set forth on Exhibit B, subject to the satisfaction of the terms and conditions described in the exhibits (including all schedules subject thereto).

By Grantee’s signature and the signature of the representative of the Company below, Grantee and the Company agree that this Award of Options is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Stock Option Grant attached hereto as Exhibit A, and all other exhibits, appendices and addenda attached hereto, all of which are made a part of this document. Grantee acknowledges receipt of a copy of the Plan. Grantee has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understands all provisions of the Plan and this Award Agreement. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan or this Award Agreement. Grantee further agrees to notify the Company upon any change in Grantee’s residence address indicated below.

GRANTEE	BAKKT, INC.
Signature	Signature

<<Grantee>>	Akshay Naheta
Print Name	Print Name

Chief Executive Officer
Title
Grantee Resident Address

EXHIBIT A

BAKKT, INC.

2026 INDUCEMENT PLAN

STOCK OPTION AGREEMENT

TERMS AND CONDITIONS OF STOCK OPTION GRANT

Pursuant to the Bakkt, Inc. 2026 Inducement Plan, as amended through the date hereof (the “Plan”), Bakkt, Inc. (the “Company”) hereby grants to the Grantee named in the Notice of Grant a stock option (the “Option”) to purchase, on or prior to the Expiration Date specified in the Notice of Grant, all or part of the number of Shares specified in the Notice of Grant at the Option Exercise Price per Share specified in the Notice of Grant, subject to the terms and conditions set forth in this Award Agreement and in the Plan. The Option is a nonqualified stock option and is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. The Option Exercise Price per Share shall not be less than the Fair Market Value of a Share on the Date of Grant, and the Expiration Date shall in no event be later than the tenth (10th) anniversary of the Date of Grant.

1. Exercisability Schedule. No portion of this Option may be exercised until such portion shall have become exercisable. Except as set forth in Exhibit B hereto and Section 3.6 of the Plan, and subject to the discretion of the Committee to accelerate the exercisability schedule hereunder in accordance with the Plan, this Option shall be exercisable with respect to such number of Shares and on the dates set forth in the Notice of Grant; provided that, consistent with Section 2.4 of the Plan, no portion of this Option shall be scheduled to vest earlier than the first anniversary of the Date of Grant. Once exercisable, this Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.

2. Manner of Exercise.

(a) The Grantee may exercise this Option only in the following manner: from time to time on or prior to the Expiration Date of this Option, the Grantee may give written notice to the Company of the Grantee’s election to purchase some or all of the Shares purchasable at the time of such notice. This notice shall specify the number of Shares to be purchased and shall be accompanied by payment of the full purchase price therefor in accordance with Section 2.5.4 of the Plan.

(b) The Grantee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to this Option unless and until this Option shall have been exercised pursuant to the terms hereof and the Company shall have issued and delivered the Shares to the Grantee. Thereupon, the Grantee shall have full voting, dividend and other ownership rights with respect to such Shares.

(c) Notwithstanding any other provision hereof or of the Plan, no portion of this Option shall be exercisable after the Expiration Date hereof.

3. Forfeiture of Unvested Options Upon Termination of Employment. Unless specifically provided otherwise in the Plan (including Section 3.6 thereof), this Award Agreement or other written agreement authorized by the Committee between Grantee and the Company or any of its Subsidiaries, as applicable, governing the terms of this Award, if Grantee’s Employment is terminated for any or no reason, the then-unvested Options awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and Grantee will have no further rights thereunder.

4. Effect of Termination of Employment on Vested Options.

(a) Unless specifically provided otherwise in the Plan (including Section 3.6 thereof), this Award Agreement or other written agreement authorized by the Committee between the Grantee and the Company or any of its Subsidiaries, as applicable, governing the terms of this Award, if the Grantee’s Employment is terminated, the period within which to exercise any Options may be subject to earlier termination as set forth below.

(i) Death. If the Grantee’s Employment terminates by reason of death, any vested Option held by the Grantee may thereafter be exercised by the Grantee’s legal representative or legatee for a period of [twelve (12) months] from the date of death or until the Expiration Date, if earlier. Any distribution or delivery to be made to the Grantee under this Award Agreement, if the Grantee is then deceased, will be made to the Grantee’s designated beneficiary, or if no beneficiary survives the Grantee, the administrator or executor of the Grantee’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

(ii) Termination for Cause. If the Grantee’s Employment terminates for Cause, any Option held by the Grantee (whether vested or unvested) shall terminate immediately and be of no further force and effect.

(iii) Other Termination. If the Grantee’s Employment terminates for any reason other than as set forth in subsections (i) or (ii) above, and unless otherwise determined by the Committee, any Option held by the Grantee may be exercised, only to the extent immediately exercisable on the date of termination, for a period of [three (3) months] from the date of termination or until the Expiration Date, if earlier. Any Option that is not exercisable at such time shall terminate immediately and be of no further force or effect.

(b) The Committee’s determination of the reason for termination of the Grantee’s Employment shall be conclusive and binding on the Grantee and the Grantee’s representatives or legatees.

5. Tax Obligations.

(a) Responsibility for Taxes. Grantee acknowledges that, regardless of any action taken by the Company or, if different, Grantee’s employer or any parent or Subsidiary of the Company to which Grantee is providing services (together, the “Service Recipients”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Options, including, without limitation, (i) all federal, state, and local taxes (including Grantee’s Federal Insurance Contributions Act (FICA) obligations) that are required to be withheld by any Service Recipient or other payment of tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee, (ii) Grantee’s and, to the extent required by any Service Recipient, the Service Recipient’s fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Options or sale of Shares, and (iii) any other Service Recipient taxes the responsibility for which Grantee has, or has agreed to bear, with respect to the Options (or exercise thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Grantee’s sole responsibility and may exceed the amount actually withheld by the applicable Service Recipient(s). Grantee further acknowledges that no Service Recipient (A) makes any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or other distributions, and (B) makes any commitment to and is under any obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate Grantee’s liability for Tax Obligations or achieve any particular tax result. Further, if Grantee is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Grantee acknowledges that the applicable Service Recipient(s) (or former employer, as applicable) may be required to withhold or account for Withholding Obligations (as defined below) in more than one jurisdiction.

(b) Tax Withholding. Pursuant to such procedures as the Committee may specify from time to time, the applicable Service Recipient(s) will withhold the amount required to be withheld for the payment of Tax Obligations (the “Withholding Obligations”). The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Grantee to satisfy such Withholding Obligations, in whole or in part (without limitation), if permissible by applicable local law, by: (i) paying cash in U.S. dollars, (ii) having the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Grantee may elect if permitted by the Committee, if such greater amount would not result in adverse financial accounting consequences) (“Net Share Withholding”), (iii) withholding the amount of such Withholding Obligations from Grantee’s wages or other cash compensation paid to Grantee by the applicable Service Recipient(s), (iv) delivering to the Company Shares that Grantee owns and that already have vested with a fair market value equal to the Withholding Obligations (or such greater amount as Grantee may elect if permitted by the Committee, if such greater amount would not result in adverse financial accounting consequences), (v) selling a sufficient number of such Shares otherwise deliverable to Grantee, through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Grantee may elect if permitted by the Committee, if such greater amount would not result in adverse financial accounting consequences) (“Sell to Cover”), or (vi) such other means as the Committee deems appropriate. If the Withholding Obligations are satisfied by withholding in Shares, for tax purposes, Grantee is deemed to have been issued the full number of Shares purchased upon exercise of the Options, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Withholding Obligations. To the extent determined appropriate by the Committee in its discretion, the Committee will have the right (but not the obligation) to satisfy any Withholding Obligations by Net Share Withholding. If Net Share Withholding is the method by which such Withholding Obligations are satisfied, the Company will not withhold on a fractional Share basis to satisfy any portion of the Withholding Obligations and, unless the Company determines otherwise, no refund will be made to Grantee for the value of the portion of a Share, if any, withheld in excess of the Withholding Obligations. If a Sell to Cover is the method by which Withholding Obligations are satisfied, Grantee agrees that as part of the Sell to Cover, additional Shares may be sold to satisfy any associated broker or other fees. Only whole Shares will be sold pursuant to a Sell to Cover. Any proceeds from the sale of Shares pursuant to a Sell to Cover that are in excess of the Withholding Obligations and any associated broker or other fees will be paid to Grantee in accordance with procedures the Company may specify from time to time.

(c) Tax Consequences. Grantee has reviewed with his or her own tax advisers the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Grantee relies solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.

(d) Company’s Obligation to Deliver Shares. For clarification purposes, in no event will the Company issue Grantee any Shares unless and until arrangements satisfactory to the Committee have been made for the payment of Grantee’s Withholding Obligations. If Grantee fails to make satisfactory arrangements for the payment of such Withholding Obligations hereunder at the time of exercise of any Options or when Grantee’s Withholding Obligations otherwise become due, the Company shall have no obligation to issue or deliver the Shares to which Grantee’s Withholding Obligation relates. Grantee acknowledges and agrees that the Company may permanently refuse to issue or deliver the Shares if such Withholding Obligations are not delivered at the time they are due.

6. Rights as Stockholder. Neither Grantee nor any person claiming under or through Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Grantee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

7. No Guarantee of Continued Service. Grantee acknowledges and agrees that the vesting of the Options pursuant to the vesting schedule hereof is earned only by continuing in Employment through the applicable vesting dates, which unless provided otherwise under applicable law, is at the will of the Company or the applicable Subsidiary and not through the act of being hired, being granted this Option award, or acquiring Shares hereunder. Grantee further acknowledges and agrees that this Award Agreement, the transactions contemplated hereunder, and the vesting schedule set forth herein do not constitute an express or implied promise of continued Employment for the vesting period, for any period, or at all, and shall not interfere in any way with Grantee’s right or the right of any of the Company or any applicable Subsidiary to terminate Grantee’s Employment, subject to applicable law, which termination, unless provided otherwise under applicable law or written agreement between Grantee and the Company or the applicable Subsidiary, may be at any time, with or without cause.

8. Grant is Not Transferable. Except to the limited extent provided in Section 4(a)(i), this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.

9. Nature of Grant. In accepting this Award of Options, Grantee acknowledges, understands and agrees that:

(a) the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;

(b) all decisions with respect to future Options or other grants, if any, will be at the sole discretion of the Committee;

(c) Grantee is voluntarily participating in the Plan;

(d) the Options and the Shares subject to the Options are not intended to replace any pension rights or compensation;

(e) the Options and the Shares subject to the Options, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f) the future value of the Shares underlying the Options is unknown, indeterminable, and cannot be predicted with certainty;

(g) for purposes of the Options, Grantee’s Employment will be considered terminated as of the date Grantee is no longer actively providing services to the Company or any Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is in Employment or the terms of Grantee’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Committee, Grantee’s right to vest in the Options under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Grantee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Grantee is in Employment or the terms of Grantee’s employment or service agreement, if any, unless Grantee is providing bona fide services during such time); the Committee shall have the exclusive discretion to determine when Grantee is no longer actively providing services for purposes of this Award of Options (including whether Grantee may still be considered to be providing services while on a leave of absence and consistent with local law). Further, for the avoidance of doubt, Grantee shall not be entitled to any pro rata vesting of any Options should Grantee’s Employment cease before the Options have fully vested (e.g., if Grantee’s Employment ceases on March 1 before all of the Options have vested, Grantee shall not be entitled to any vesting of the Options that were scheduled to vest on the immediately following vesting date of March 10);

(h) unless otherwise provided in the Plan (including Section 3.6 thereof) or by the Committee in its discretion, the Options and the benefits evidenced by this Award Agreement do not create any entitlement to have the Options or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(i) the following provisions apply only if Grantee is providing services outside the United States:

(i) the Options and the Shares subject to the Options are not part of normal or expected compensation or salary for any purpose;

(ii) Grantee acknowledges and agrees that no Service Recipient shall be liable for any foreign exchange rate fluctuation between Grantee’s local currency and the United States Dollar that may affect the value of the Options or of any amounts due to Grantee pursuant to the exercise of the Options or the subsequent sale of any Shares acquired upon exercise; and

(iii) no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from the termination of Grantee’s Employment (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is in Employment or the terms of Grantee’s employment or service agreement, if any), and in consideration of the grant of the Options to which Grantee is otherwise not entitled, Grantee irrevocably agrees never to institute any claim against any Service Recipient, waives his or her ability, if any, to bring any such claim, and releases each Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

10. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Grantee’s participation in the Plan, or Grantee’s acquisition or sale of the Shares underlying the Options. Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisers regarding his or her participation in the Plan before taking any action related to the Plan.

11. Data Privacy. Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this Award Agreement and any other Option grant materials by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.

Grantee understands that the Company and its Subsidiaries may hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Grantee understands that Data may be transferred to a stock plan service provider, as may be selected by the Company in the future, assisting the Company with the implementation, administration and management of the Plan. Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Grantee’s country. Grantee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Grantee authorizes the Company, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan. Grantee understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If Grantee does not consent, or if Grantee later seeks to revoke his or her consent, his or her Employment and career with the Company and its Subsidiaries will not be adversely affected. The only adverse consequence of refusing or withdrawing Grantee’s consent is that the Company would not be able to grant Grantee Options or other equity awards or administer or maintain such awards. Therefore, Grantee understands that refusing or withdrawing his or her consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that he or she may contact his or her local human resources representative.

12. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Bakkt, Inc., 3280 Peachtree Road NE, 7th Floor, Atlanta, GA 30305, or at such other address as the Company may hereafter designate in writing.

13. Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Grantee and Grantee’s heirs, executors, administrators, successors and assigns. The rights and obligations of Grantee under this Award Agreement may be assigned only with the prior written consent of the Company.

14. Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the U.S. Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Grantee (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Award Agreement and the Plan, the Company will not be required to issue any certificate or certificates for (or make any entry on the books of the Company or of a duly authorized transfer agent of the Company of) the Shares hereunder prior to the lapse of such reasonable period of time following the date of exercise of the Options as the Committee may establish from time to time for reasons of administrative convenience.

15. Language. If Grantee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

16. Interpretation. The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Options have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Grantee, the Company and all other interested persons. Neither the Committee nor any person acting on behalf of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

17. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Options awarded under the Plan or future Options that may be awarded under the Plan by electronic means or require Grantee to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

19. Amendment, Suspension or Termination of the Plan. By accepting this Award, Grantee expressly warrants that he or she has received an Award of Options under the Plan, and has received, read and understood a description of the Plan. Grantee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Committee at any time.

20. Country Addendum. Notwithstanding any provisions in this Award Agreement, the Option grant shall be subject to any special terms and conditions set forth in an appendix (if any) to this Award Agreement for any country whose laws are applicable to Grantee and this Award of Options (as determined by the Committee in its sole discretion) (the “Country Addendum”). Moreover, if Grantee relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum (if any) constitutes a part of this Award Agreement.

21. Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Grantee expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Grantee, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award of Options.

22. No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted to both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

23. Governing Law; Severability. This Award Agreement and the Options are governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Award Agreement shall continue in full force and effect.

24. Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the exhibits, appendices, and addenda attached to the Notice of Grant) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof, and may not be modified adversely to Grantee’s interest except by means of a writing signed by the Company and Grantee.

* * *

BAKKT, INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated: _________________________
Grantee’s Signature

Exhibit B

[Vesting and Exercise Schedule]